Exhibit 99.1

FIRST COMMERCIAL CONTRACT FOR NEW SCOPE- NOTES (C) PRODUCT

New ambulatory care module sold to Sir Mortimer B. Davis Jewish General Hospital of Montreal

MONTREAL, January 13, 2005 - VisualMED Clinical Solutions Corp.(VMCS OTCBB), announced today that the first sale of one of its series of ambulatory care modules, Scope-Notes(C), was completed by its Canadian distributor, Medicool Health Systems, with the Colorectal Surgery Clinic of the Sir Mortimer B. Davis Jewish General Hospital of Montreal.

Scope-Notes is a charting application to be used by physicians to record their examinations notes, the content of which is coded and retrievable for the purpose of clinical investigation and quality of care audit. It may be linked to the digital images recorded during an examination.

Scope-Notes (C) encompasses an interface-ready dynamic patient chart whose clinical database is accessible for the needs of clinical investigation as well as quality-of-care audit. Scope-Notes (C) allows laboratory data to be automatically integrated into the physician's note, and is a single point of physician access to all documentation of patient care in the ambulatory setting. The product may be interfaced to hospital legacy systems in which case the inpatient medical record may be accessed as well.

Development of Scope-Notes(C) has stirred broader interest in the Canadian, and in particular, the Quebec market, and discussions are underway with several groups specifically focused on the implementation of ambulatory charting with uniform data entry format across regional jurisdictions. "Generic" design makes it suitable for implementation anywhere in North America and abroad.

About the company and its products

The VisualMED Clinical Information System (CIS) is a unique software application built to conform to the way doctors and nurses provide and document patient care. The VisualMED CIS is the only solution of its kind to have been wholly designed by practicing medical staff in terms of both workflow and user interface. State-of-the art design is at the basis of product scalability - the only CIS that can be implemented across a single care unit, hospital, or region. Unique design features allow system decision support to conform to local practice, yet incorporate "best practice" guidelines across a region as a turnkey solution, depending on needs of individual clients. From a purely technical perspective, object-oriented design and table-driven programming allows for cost-effective development that can rapidly respond to advances in medicine and surgery and informatics, itself.

VisualMED Clinical Solutions Corp. markets and distributes clinical management solutions that help hospitals and healthcare authorities reduce medication errors, increase personnel efficiency and bring down operating costs. One of its key components, Computerized Physician Order Entry (CPOE), is a core solution in the new agenda to promote greater patient safety and reduce the growing death rate from medication errors.

Detailed information on our company and its products is available on our web site at www.visualmedsolutions.com.

Contact:

Barry Scharf, Vice President Client Services
Tel.: 514-274-1115
bscharf@visualmedsolutions.com

Forward-Looking Statements

Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.